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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference of our report dated February 26, 2002 with respect to the consolidated financial statements of World-Wide Holdings Limited, in the Current Report on Form 8-K of Scottish Annuity & Life Holdings, Ltd.

Philadelphia, Pa
November 18, 2002

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Consent of Independent Auditors